Exhibit 99.1

Press Release September 17, 2026

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2026 Earnings Guidance

FORT WAYNE, INDIANA, September 17, 2026 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2026 earnings guidance in the range of $5.34 to $5.38 per diluted share. Comparatively, the company’s sequential second quarter 2026 earnings were $3.69 per diluted share, and prior year third quarter earnings were $2.74 per diluted share.

Third quarter 2026 profitability from the company’s steel operations is expected to be significantly higher than sequential second quarter results, driven by metal margin expansion across the platform and record shipments. The company expects average realized steel selling values to increase in combination with lower scrap costs. Steel customer order activity remains strong, supported by solid underlying demand and persistently low customer inventories, which continue to support favorable pricing conditions. Steel demand across key end markets remains solid, led by non-residential construction, energy, automotive, and industrial sectors.

Third quarter 2026 earnings from the company’s metals recycling operations are expected to be lower than sequential second quarter results, due to lower metal spreads and modestly lower shipments.

The company expects third quarter 2026 earnings from its steel fabrication operations to improve modestly from sequential second quarter results, supported by stronger shipments, which more than offset metal spread compression as higher pricing was offset by increased steel input material costs. Customer order activity remains strong, building on the momentum that began in late 2025, with the current backlog nearly 50 percent higher than prior-year third quarter levels and extending through the first quarter of 2027. Demand remains healthy across commercial construction, data center and warehouse development, manufacturing, and healthcare markets. Looking forward into 2027, the company anticipates further steel fabrication volume growth supported by continued domestic manufacturing investment, U.S. infrastructure spending and stimulus programs, and ongoing onshoring activity.

Third quarter 2026 earnings from the company’s aluminum operations are expected to improve meaningfully compared to sequential second quarter results, driven by increased shipments. The aluminum team continues to make strong progress on the commissioning and startup of the company’s aluminum flat rolled products mill in Columbus, Mississippi. All three cold mills are now operational, and the first of two Continuous Annealing and Solution Heat (CASH) lines is operating and is expected to ship commercial material in the fourth quarter. The second CASH line is expected to begin producing material for customer qualification before the end of the year.

The company has repurchased $261 million, or just under one percent, of its common stock so far during the third quarter of 2026.

The company currently plans to release its third quarter 2026 earnings after the market closes on October 19, 2026, and will hold a conference call the next day at 11:00 a.m. Eastern Daylight Time to discuss the company's performance.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company also has aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) the cyclical nature of the metals industries and the industries we serve; (4) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (5) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (6) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (7) compliance with and changes in environmental and remediation requirements; (8) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (9) availability of an adequate source of supply of scrap for our metals recycling operations; (10) cybersecurity threats and risks to the security of our sensitive data and information technology; (11) the implementation of our growth strategy; (12) our ability to retain, develop and attract key personnel; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) difficulties in the launch or production ramp-up of new products; (16) our aluminum operations depend on a core group of significant customers; (17) governmental agencies may refuse to grant or renew some of our licenses and permits; (18) our existing debt agreements contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (19) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:

Investor Relations — +1.260.969.3500